UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010 (June 27, 2010)

UNILIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Lowther Road, Lewisberry, Pennsylvania	17339
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 938-9323

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2010, the Board of Directors (the “Board”) of Unilife Corporation (“Unilife”, “we”, “us” or “our”) appointed Dennis P. Pyers, age 49, to serve as our Vice President, Controller and Chief Accounting Officer effective immediately.

The terms of Mr. Pyers’ employment are set forth in the Employment Agreement entered into between Unilife and Mr. Pyers (the “Employment Agreement”). The Employment Agreement has an initial term until June 30, 2012 and will automatically renew for successive one-year terms unless either party gives the other party 30 days written notice in advance of the relevant expiration date of the intention not to renew the agreement. Under the Employment Agreement, Mr. Pyers receives a starting annualized base salary of $185,000, subject to annual review by the Compensation Committee of the Board; is eligible to participate in Unilife’s incentive bonus plan in amounts and percentages as determined by the Board and Chief Executive Officer of Unilife, with a target cash bonus for calendar year 2010 of 25% of his annual base salary, prorated based on the number of days employed with us during 2010, and a target cash bonus for calendar years 2011 and 2012 of a minimum of 25% of annual base salary; and is also eligible to participate in Unilife’s benefits programs (including equity incentive plans) as they may change from time to time.

Under the Employment Agreement, if we terminate Mr. Pyers’ employment without cause or elect not to renew the Employment Agreement, Mr. Pyers’ may receive, depending on the circumstances of his termination, some or all of the following severance benefits: (i) payment of six or eighteen months of his annual salary, paid in installments, and (ii) payment for the cost of his COBRA health care continuation coverage for six or eighteen months (provided that he is eligible for and timely elects to receive such coverage). In addition, if Mr. Pyers is terminated following a Change in Control, as defined in the Employment Agreement, Mr. Pyers may receive the following additional severance benefits: (i) a lump sum payment of an amount equal to the bonus, if any, earned by and paid to him for the prior completed fiscal year, and (ii) immediate vesting of all of his outstanding options and other stock-based awards. As a condition to receiving severance benefits from us, Mr. Pyers will be required to execute a general release of claims against Unilife and Unilife has agreed to provide a similar release of claims against Mr. Pyers. Mr. Pyers also agrees to certain confidentiality and noncompetition covenants during and following his employment.

On July 27, 2010 (the “Grant Date”), the Compensation Committee of the Board also approved a grant of options for Mr. Pyers to purchase 80,000 shares of common stock of Unilife under the Unilife Corporation 2009 Stock Incentive Plan. The options will be exercisable at $6.19 per share (the closing price of the common stock of Unilife on the Grant Date) for a period of five years from the Grant Date, and will vest as follows provided that Mr. Pyers remains employed with us through the relevant vesting date: (a) 20,000 of the options become vested and exercisable on the first anniversary of the Grant Date, (b) 20,000 of the options become vested and exercisable on the second anniversary of the Grant Date, and (c) 40,000 of the options become vested and exercisable on the third anniversary of the Grant Date.

Mr. Pyers has served as a consultant to the Company since May 2010. Prior to joining the Company, Mr. Pyers spent over 25 years with KPMG’s Harrisburg office, including serving as a partner from 2002 to 2009, providing a broad range of financial reporting, accounting and business advice to clients in the industrial markets and consumer products industries. Mr. Pyers obtained his B.S. in Accounting from Pennsylvania State University. Mr. Pyers is a Certified Public Accountant licensed in Pennsylvania, Maryland and New Jersey.

There are no family relationships between Mr. Pyers and any director or executive officer of Unilife, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: July 29, 2010	By:	/s/ Alan Shortall

Alan Shortall
Chief Executive Officer